Exhibit 3.1

LANDMARK APARTMENT TRUST OF AMERICA, INC.

ARTICLES OF AMENDMENT

Landmark Apartment Trust of America, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation (the “Charter”) is hereby amended as follows:

1.	Section 1 of the Articles Supplementary classifying and designating the Corporation’s 8.75% Series D Cumulative Non-Convertible Preferred Stock, as amended (the “Articles Supplementary”), is hereby amended to replace the definition of “Dividend Period” with the following definition:

“Dividend Period” shall mean each accrual period during which shares of the Series D Preferred Stock are issued and outstanding (beginning on the fifteenth day of each calendar month and ending on the fourteenth day of the subsequent calendar month); provided, however, that, with respect to each share of Series D Preferred Stock, (i) a “Dividend Period” shall commence on the Original Issue Date and on each New Issuance Date; and (ii) each “Dividend Period” shall end on the first to occur of (A) the day preceding the next succeeding New Issuance Date, (B) the next succeeding fourteenth day of the calendar month (whether such calendar month includes or follows the commencement of such Dividend Period), or (C) with respect to a share of Series D Preferred Stock that is redeemed, the date through and including the date on which such share is redeemed.”

2.	Section 34 of the Articles Supplementary is hereby amended by replacing it with the following:

Effect of Amendment. Any calculations required to be made pursuant to these Articles Supplementary as amended through the Articles of Amendment filed by the Corporation with the State Department of Assessments and Taxation of Maryland on September 9, 2013 shall be made as if such amendment had been in effect on and as of the Original Issue Date.

SECOND: The amendments to the Charter as set forth above do not increase the authorized stock of the Corporation.

THIRD: The amendments to the Charter as set forth above have been duly advised by the Board of Directors and approved by the stockholders of the Corporation entitled to vote thereon as required by law.

FOURTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters of facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 9 day of September, 2013.

ATTEST:	LANDMARK APARTMENT TRUST OF AMERICA, INC.

/s/ B. Mechelle Lafon	By:	/s/ Stanley J. Olander, Jr.	(SEAL)
Name: B. Mechelle Lafon		Name: Stanley J. Olander, Jr.
Title: Secretary		Title: Chief Executive Officer